                                                                  EXHIBIT (d)(5)

               MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.

    SUPPLEMENT TO MSDW INVESTMENT MANAGEMENT INVESTMENT ADVISORY AGREEMENT

                             Technology Portfolio


          SUPPLEMENT (the "Supplement") TO INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (now known as Morgan Stanley Dean Witter Universal Funds, Inc.) (the "Fund") and Morgan Stanley Asset Management Inc. (now known as Morgan Stanley Dean Witter Investment Management Inc.) (the "Adviser") (the "Agreement").

                                   RECITALS

          WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund set forth on Schedule A to such Agreement, as amended and supplemented from time to time.

          WHEREAS, the Fund has created an additional portfolio, the Technology Portfolio (the "Additional Portfolio").

                                  AGREEMENTS

          Now, therefore, the parties agree as follows:

          As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolio.

          The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolio will be as set forth below:

                                            ASSETS
                                            ------

 PORTFOLIO    First $500   From $500 Million to   More than $1 Billion
------------  Million          $1 Billion
Technology      0.80%           0.75%                   0.70%

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          The parties listed below have executed this Supplement as of the 6 day of October, 1999

MORGAN STANLEY DEAN WITTER                    MORGAN STANLEY DEAN WITTER
INVESTMENT MANAGEMENT INC.                    UNIVERSAL FUNDS, INC.

 /s/ Harold J. Schaaff, Jr.                /s/ Michael F. Klein
-------------------------------------      --------------------------
Name:  Harold J. Schaaff, Jr.                 Name:  Michael F. Klein
Title: Principal, General Counsel and         Title: President
       Secretary